Exhibit 99.1

UNITED STATES DISTRICT COURT
EASTERN DISTRICT OF PENNSYLVANIA

THE QUIGLEY CORPORATION,	)
	)	CIVIL ACTION
Plaintiff,	)	No. 09-1725
v.	)
)
TED KARKUS, JOHN EDMUND LIGUMS, SR., MARK BURNETT, JOHN DESHAZO, LOUIS GLECKEL, and MARK LEVENTHAL, Defendants.	) ) ) ) )

ORDER

AND NOW, this _____ day of _____________, 2009, upon consideration of the Motion of Defendants Ted Karkus, Mark Burnett, John DeShazo, Louis Gleckel and Mark Leventhal to Dismiss Plaintiff’s Complaint as moot, and any response thereto, it is hereby ORDERED that Defendants’ Motion is GRANTED, and Plaintiff’s claims against Defendants Ted Karkus, Mark Burnett, John DeShazo, Louis Gleckel and Mark Leventhal are hereby DISMISSED WITH PREJUDICE.

BY THE COURT:

PRATTER, J.

UNITED STATES DISTRICT COURT
EASTERN DISTRICT OF PENNSYLVANIA

THE QUIGLEY CORPORATION,	)
	)	CIVIL ACTION
Plaintiff,	)	No. 09-1725
v.	)
)
TED KARKUS, JOHN EDMUND LIGUMS, SR., MARK BURNETT, JOHN DESHAZO, LOUIS GLECKEL, and MARK LEVENTHAL, Defendants.	) ) ) ) )

MOTION OF DEFENDANTS TED KARKUS, MARK BURNETT,
JOHN DESHAZO, LOUIS GLECKEL, AND MARK LEVENTHAL,
TO DISMISS PLAINTIFF’S COMPLAINT

Defendants Ted Karkus, Mark Burnett, John DeShazo, Louis Gleckel and Mark Leventhal, hereby move this Honorable Court pursuant to Rule 12(b)(6) of the Federal Rules of Civil Procedure to dismiss all counts of Plaintiff’s Complaint against Defendants as moot.  The factual and legal grounds for this Motion are set forth in the accompanying Memorandum of Law, which Defendants incorporate herein by reference as if set forth in full.

Respectfully submitted,

/s John F. Smith, III
John F. Smith, III
Amy J. Greer
Alexis G. Cocco
REED SMITH LLP
2500 One Liberty Place
1650 Market Street
Philadelphia, PA 19103
(215) 851-8100

Of Counsel:

Herbert F. Kozlov
Lawrence J. Reina
REED SMITH LLP
499 Lexington Avenue
New York, NY 10022

Counsel for Defendants Ted Karkus,
Mark Burnett, John DeShazo,
Louis Gleckel and Mark Leventhal

UNITED STATES DISTRICT COURT
EASTERN DISTRICT OF PENNSYLVANIA

THE QUIGLEY CORPORATION,	)
	)	CIVIL ACTION
Plaintiff,	)	No. 09-1725
v.	)
)
TED KARKUS, JOHN EDMUND LIGUMS, SR., MARK BURNETT, JOHN DESHAZO, LOUIS GLECKEL, and MARK LEVENTHAL, Defendants.	) ) ) ) )

DEFENDANTS’ MEMORANDUM OF LAW IN
SUPPORT OF MOTION  TO DISMISS THE COMPLAINT AS MOOT

Defendants Ted Karkus, Mark Burnett, John DeShazo, Louis Gleckel, MD and Mark Leventhal (hereinafter, collectively, “the Karkus Defendants” or “the Karkus Group”), through their counsel, Reed Smith LLP, respectfully submit this memorandum of law in support of their motion to dismiss the complaint in this action.1 As set forth in greater detail below, the Karkus Defendants’ recent filings of supplemental proxy materials render the Complaint entirely moot.

PRELIMINARY STATEMENT

This action was brought by The Quigley Corporation (“Quigley” or “the Company”) on behalf of its present CEO and board members (the “incumbents”) in order to prevent the Karkus Defendants – who collectively own over 10% of the Company and have invested millions of their own dollars in the Company — from soliciting proxies for the purpose of electing independent directors at the annual meeting of Quigley shareholders to be held on May 20, 2009.

1 A copy of the Complaint is attached hereto as Exhibit A.

Mr. Karkus and the other members of the Karkus Group have been critical of Quigley’s management and the incumbent members of the Board of Directors who have supported management.  The reasons for their concern, and for their determination to solicit proxies to elect an independent slate of directors at the upcoming May 20, 2009, annual shareholders’ meeting, are succinctly stated in their Preliminary Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 dated April 27, 2009 (“Current Preliminary Proxy Statement”).  The Current Preliminary Proxy Statement states, in part:

We believe it is time for a change in the Company’s oversight.  Over the past three fiscal years, management has delivered declining revenues, declining gross and net profits (increasing net losses), declining stockholder’s equity and declining stock prices.  Yet, in our opinion, the Board has approved massively excessive compensation to management and their family members which flies in the face of these poor results.

As disclosed in the Company’s 2009 Proxy Statement and the Company’s Form 10-K for the year ended December 31, 2008, the Board granted the Company’s top three executive officers over $3 million in compensation in 2007 and over $2 million in 2008, while the Company reported net losses of $1.7 million in 2006, $2.4 million in 2007 and $5.5 million in 2008.  In 2008, the net loss from continuing operations was even higher at $6.4 million.

Also during this period, the Company employed, at great expense, relatives of the CEO.  As disclosed in the Company’s 2008 Proxy Statement, three relatives of the Company’s CEO were employed by the Company in 2007 and received compensation in excess of $120,000 each (for a total of $607,761).  In the Company’s 2009 Proxy Statement, the Company disclosed that one relative of the Company’s CEO received $221,115 in compensation in 2008, but did not provide any disclosure as to whether the other related individuals were still employed by the Company.

A complete copy of the Current Preliminary Proxy Statement is attached to this memorandum as Exhibit B.  A related filing by the Karkus Defendants, Schedule 13D dated April 28, 2009 (“Current Schedule 13D”) will also be referred to in this memorandum; it is attached as Exhibit C.

In order effectively to participate in an election that is only three weeks away, the Karkus Group needs to start its solicitation activity virtually immediately. Accordingly, the solicitation will begin as soon as the Karkus Group receives the anticipated and imminent approval of their revised proxy materials from the United States Securities and Exchange Commission (“SEC”).  The need to go forward promptly is underscored by the fact that, since the incumbents are not required to pre-clear their proxy materials, they commenced their solicitation of proxies to re-elect themselves to the Board with a filing of their own proxy statement on April 2, 2009, and a mailing of their solicitation to shareholders on or about April 20, 2009.  Almost four weeks have passed since they began their campaign.  The incumbents therefore enjoy a tremendous head start in the solicitation effort.

This litigation is an adjunct to their strategy.  With the filing of this lawsuit, they hope to maintain and extend their advantage and effectively foreclose any competition at the annual meeting.  There is no subtlety in their choice of tactics.  Under their control, the Company expressly seeks injunctive relief against any solicitation by the Karkus Group.  Indeed, the Company’s Complaint even asks the Court to “sterilize” the shares of all of the defendants so that none of these shares may be voted against the slate of incumbent directors hand-picked by management.  To enhance their chances of winning a contested election, the incumbents seek to harass and delay the efforts of the Karkus Group through the current litigation.  These proceedings are engineered to assure that the incumbents are the exclusive candidates for as long as possible and to keep the Karkus Defendants from getting their solicitation materials out to the shareholders, even as the other shareholders already have and are presently considering the incumbents’ proxies.  In the meantime, the Company’s request for discovery – expedited or otherwise – is nothing more than an effort to impose still greater costs on the moving defendants, all to put the Karkus Group at an even greater disadvantage.

The incumbents, it should be noted, are able to conduct their proxy solicitations and to pursue this litigation at the expense of Quigley’s corporate treasury.  None of the incumbents are paying for those costs out of their own pockets.  In contrast, the individuals who comprise the Karkus Group must personally fund their proxy solicitations and the defense of this action.  This disparity constitutes a formidable advantage for the incumbents, one that argues for a prompt dismissal of this action by the Court so that the financial advantage enjoyed by the incumbents does not grow even greater.

In its Complaint, Quigley alleges that the proxy materials filed by the Karkus Defendants violate technical requirements of Sections 13(d), 14(a) and 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”).  Quigley then asks the Court to issue the extraordinary relief of (A) preventing all defendants from voting the shares of the Company that they have lawfully purchased, and (B) preventing the Karkus Defendants from exercising their rights as shareholders to solicit the support of the independent Quigley shareholders in the upcoming board election.

There are, however, at least three fundamental deficiencies with the Complaint.  First, it fails adequately to plead a basis for the relief sought.  Second, it mischaracterizes the facts.  And third, importantly, for this motion, it fails to take account of the SEC filings by the Karkus Defendants that render it moot.

In the face of Plaintiff’s Complaint, the Karkus Group has decided that the best course is to disclose each and every one of the Company’s allegations, and to respond to them, through revised SEC filings. By doing so, the Karkus Defendants have assured that all shareholders have available the “total mix” of information to which they are entitled in casting their votes.   Accordingly, notwithstanding that the Karkus Group had earlier filed entirely appropriate proxy materials filed with the SEC, the Karkus Group has now supplemented those materials with both the Current Preliminary Proxy Statement (Exhibit B) and the Current Form 13D (Exhibit C).

In short, the Karkus Group has taken the dramatic step of bringing Quigley’s allegations directly to the marketplace and furnishing factual responses to each assertion.  All of this information is now squarely before the investing public.  Plaintiff’s complaint is moot as a consequence.

As subsequently set forth in the body of this memorandum, there is ample precedent holding that where, as here, such supplemental disclosures have been filed and made available to shareholders, a complaint charging that proxy materials are deficient, and any attendant request for injunctive relief,  is moot and should be dismissed.  For example, in Bally Total Fitness Holding Corp. v. Liberation Investments, L.P., 2005 U.S. Dist. LEXIS 34897, *4 (D. Del. Dec. 22, 2005) (Farnan, J.), the plaintiff sought injunctive relief based on the assertion that the insurgent directors had failed to disclose material facts in their proxy materials. Rather than engage in protracted proceedings, the defendants in Bally Total Fitness filed supplemental proxy materials in which they set forth, verbatim, the allegations of insufficient disclosures that the plaintiff had detailed.  Id. at *3.  The defendants also included in their supplemental proxy materials responses to plaintiff’s allegations.  Id.

The Delaware District Court – which is certainly no stranger to litigation with respect to corporate disclosures – concluded that the insurgent directors’ supplemental filing mooted the pending action. The court therefore dismissed plaintiff’s injunction proceeding and denied plaintiff’s request for expedited discovery.  Id. at *4-5.  Similarly, plaintiff’s complaint in this action is rendered moot as a consequence of the filing of supplemental proxy materials by the Karkus Defendants.

The Karkus Defendants therefore respectfully request that this Court reject Quigley’s effort to interfere with the rights of the Karkus Group to solicit proxies in connection with the forthcoming annual meeting and dismiss the action.

BACKGROUND FACTS

Parties

Plaintiff Quigley is a Nevada corporation with its principal place of business in Doylestown, Pennsylvania.  The Company is a leading manufacturer, marketer and distributor of a diversified range of homeopathic and health products which comprise the Cold Remedy and Contract Manufacturing segments, including Cold-Eeze®.   Shares of Quigley’s common stock are registered under Section 12(g) of the Exchange Act, and trade on the NASDAQ Global Market under the symbol “QGLY.”  As of March 27, 2009, Quigley had 12,908,383 shares of its common stock outstanding, owned by several hundred shareholders.  Exhibit A, Compl. ¶ 3.

The Karkus Defendants2 all are stockholders of the Company.  Collectively, they own 10.14% of the common stock of the Company, and individually none owns more than 4.8%.   Exhibit B, at 2.3  As seen in the Preliminary Proxy Statement filed by the Karkus Defendants, of the 12,908,383 outstanding shares of Quigley common stock as of March 6, 2009, the Karkus Defendants beneficially own 1,309,323 shares.  Exhibit B, at 2.  They all are highly qualified business professionals.  Exhibit B, at 5-7.

2 John Ligums, Sr. (“Ligums”) has also been named as a defendant and has been characterized as an undisclosed member of the Karkus Group.  As discussed at greater length below, no proper basis has been stated for this conclusory assertion.  Quigley’s assertion is nevertheless disclosed and responded to in the revised proxy materials filed by the Karkus Group. Mr. Ligums is not a party to such filing.  See in particular, Appendix C to the Current Preliminary Proxy Statement, Exhibit B, at 23.

3 In considering a motion to dismiss, a court may consider exhibits attached to the complaint and authentic documents submitted by the defendant upon which a Plaintiff’s complaint is premised, in addition to assessing the allegations asserted therein.  Matters of public record may also be considered.  Pension Benefit Guar. Corp. v. White Consol. Indus., Inc., 998 F.2d 1192, 1196-97 (3d Cir. 1993), cert. denied, 510 U.S. 1042 (1994) (no need to convert Rule 12(b)(6) dismissal motion into summary judgment motion where, insofar as claims in complaint are premised upon documents submitted by defendant, plaintiff is obviously on notice of their contents and need not be afforded an opportunity to refute them) (citations omitted); accord In Re Donald J. Trump Casino Sec. Litig.-Taj Mahal Litig., 7 F.3d 357, 368 n.9 (3d Cir. 1993) (holding district court properly considered prospectus appended to motion to dismiss by defendants, where plaintiffs’ claims were based upon the document and plaintiffs failed to attach the document to their complaint); Lum v. Bank of Am., 361 F.3d 217, 222 n.3 (3d Cir. 2004) (court may consider “the allegations in the complaint, exhibits attached to the complaint, matters of public record, and documents that form the basis of a claim.”).

Operative Events

Notice of Annual Meeting and Solicitation of Proxies by Quigley

On April 2, 2009, the Company filed its definitive proxy statement in connection with the forthcoming shareholders’ meeting.  Having done so, the incumbent directors could and did send out a notice of the meeting, and could and did begin their own solicitation of shareholder proxies.

Determination of Ted Karkus to Solicit Proxies and Form a Group

Mr. Karkus initially invested in the Company in 1996.  Exhibit B, at 4.  In light of concerns he had about the Company’s performance and management, in February 2009, he decided to consider challenging the incumbent Board of Directors at the May 20, 2009 Shareholder’s Meeting.  Exhibit B, at 2.

On April 6, 2009 Mr. Karkus filed with the SEC a press release indicating that he planned to offer an alternative slate of directors and intended to file a preliminary proxy statement with the SEC in connection with the nomination of independent directors to replace the entire Board of Directors of the Company at Quigley’s May 20, 2009 Annual Meeting of Stockholders.4

4 See Schedule 14A filed by Ted Karkus on April 6, 2009, available at: http://www.sec.gov/Archives/edgar/data/868278/000114420409018962/v145410_dfan14a.htm.

On April 7, 2009, having agreed with one another to vote their shares of Common Stock of the Company in support of their own slate of directors and to solicit proxies from other shareholders in support of that slate, defendants Mark Burnett, John DeShazo, Louis Gleckel, M.D., Mark Leventhal and Ted Karkus, the Karkus Defendants, publicly filed a statement on Schedule 13D announcing their agreement to act in concert.  Exhibit A, Compl. ¶ 19.

The Karkus Group Files a Preliminary Proxy Statement

On April 9, 2009 Mr. Karkus took the next step, which was to file a Preliminary Proxy Statement with the SEC.  Exhibit A, Compl. ¶ 24.  The Preliminary Proxy stated that at the May 20, 2009 Annual Meeting of the Company, he would nominate Mark Burnett, John DeShazo, Mark Frank, Louis Gleckel, M.D., Mark Leventhal, James McCubbin and Ted Karkus (collectively, the “Shareholder Nominees”) to be elected to the Company’s Board of Directors.  Exhibit B, at 5-6.  The Preliminary Proxy further stated that the Shareholder Nominees oppose the election of the slate of directors named in the proxy statement distributed in the name of the legacy Board of Directors of the Company.  Exhibit B, at 2-6.  Mr. Karkus also caused to be publicly filed with the SEC on April 9, 2009 a press release announcing the filing of the Preliminary Proxy.5

Subsequent Communications to Shareholders by the Parties

On April 15, 2009 Mr. Karkus publicly filed a press release urging the Company’s shareholders to “stop, look and listen” before voting in response to the Company’s proxy statement while the SEC review of his Preliminary Proxy is underway.6  He has not yet begun to solicit those proxies, however.

5 See Schedule 14A filed by Ted Karkus, Mark Burnett, John DeShazo, Mark Frank, Louis Gleckel, MD, Mark Leventhal, and James McCubbin on April 9, 2009, available at http://www.sec.gov/Archives/edgar/data/868278/000114420409019689/v145785_dfan14a.htm.

6 See Schedule 14A filed by Ted Karkus, Mark Burnett, John DeShazo, Mark Frank, Louis Gleckel, MD, Mark Leventhal, and James McCubbin on April 15, 2009, available at http://www.sec.gov/Archives/edgar/data/868278/000114420409020526/v146267_dfan14a.htm.

In response, on April 16, 2009, the Company filed with the SEC additional proxy materials, announcing that the Company had sent a letter out to all shareholders (and enclosing the text of that letter) specifically asking them “to reject any proxy material and accompanying blue proxy card they may receive from dissident stockholder Ted Karkus,” even though Mr. Karkus had yet to send any materials to shareholders.7  In its letter, Quigley made a variety of unfounded allegations, characterizing Mr. Karkus’s effort as “costly and disruptive”, calling his director candidates “inexperienced”, incorrectly asserting that he “has never contacted the Board of Directors of Quigley”, and accusing him of “attempting to steal” the company.

The Karkus Group Revises its Proxy Materials In Response to SEC Comments

On April 21, Mr. Karkus filed a further statement asking shareholders to continue to refrain from acting on the proxy materials provided by the Company. 8  The statement explained that the Karkus Defendants’ proxy materials were currently awaiting clearance from the SEC and should be available for delivery to shareholders within the week, but the Company was not required to clear their proxy materials with the SEC, giving the Company a "head start" in soliciting their votes.

7 See Schedule 14A filed by The Quigley Corporation on April 16, 2009, available at http://www.sec.gov/Archives/edgar/data/868278/000092189509001044/defa14a03814_04162009.htm.

8 See Schedule 14A filed by Ted Karkus, Mark Burnett, John DeShazo, Mark Frank, Louis Gleckel, MD, Mark Leventhal, and James McCubbin on April 21, 2009, available at http://www.sec.gov/Archives/edgar/data/868278/000114420409021596/v146774_dfan14a.htm.

On April 21, 2009, Mr. Karkus responded to comments from the SEC on the initial materials by filing with the SEC a revised Preliminary Proxy Statement.9

Quigley Files Its Complaint On Behalf Of The Incumbents

On April 23, 2009 the Company filed this Action, seeking injunctive and declaratory relief.  As noted, the Company claimed that defendant John Ligums, another shareholder of Quigley, was an undisclosed member of their Section 13D “group”, that the Karkus Defendants had made various statements in their proxy materials which were inaccurate, and that they had failed to disclose “their plans to sell the Company”.

The Karkus Defendants File Supplemental Proxy Materials
Disclosing the Allegations in Complaint and Responding to Those Claims

Faced with these allegations, the Karkus Defendants had a choice to make.  They could either stand on their earlier filings, all of which were accurate, and fight it out with the Quigley incumbents in court, or they could take it upon themselves to bring Quigley’s assertions to the Company’s shareholders and respond to them in detail so the shareholders could decide for themselves.  The Karkus Defendants chose the latter course.  Accordingly, on April 28, 2009, the Karkus Defendants filed the Current Preliminary Proxy Statement (Exhibit B) informing the investing public of all of the allegations of this Complaint, directing the investing public to the actual text of the Complaint, and providing a factual response to these allegations.

The Current Preliminary Proxy Statement accurately summarizes this proceeding and informs stockholders that they may request a full copy of the Complaint or can download it, as it appears in full in Current Schedule 13D.  In addition, in an easy-to-read columnar format, (virtually identical to the format used by the defendants in Bally Total Fitness in their proxy materials), the Current Preliminary Proxy Statement quotes the material allegations in the Complaint, and provides objective facts and responses to those allegations.  Defendants also filed the Current Form 13D, attaching the Complaint as an exhibit.

9 See Schedule 14A filed by Ted Karkus, Mark Burnett, John DeShazo, Mark Frank, Louis Gleckel, MD, Mark Leventhal, and James McCubbin on April 21, 2009, available at http://www.sec.gov/Archives/edgar/data/868278/000114420409021715/v146816_prrn14a.htm.

In short, the Karkus Defendants have taken steps to bring all of the relevant information, even Quigley’s calumnies and the responses to them, to the attention of their fellow Quigley shareholders and the investing public.

ARGUMENT

I.	QUIGLEY’S COMPLAINT HAS BEEN MOOTED BY
THE SUPPLEMENTAL DISCLOSURES FILED BY DEFENDANTS

Contrary to the position urged by Quigley, the Defendants have not violated the federal proxy solicitation rules (allegedly, Sections 13(d), 14(a) and 16(a) of the Exchange Act) and should not be precluded from soliciting the proxies of other shareholders in advance of the upcoming May 20 Shareholders’ Meeting.  The Karkus Group’s Current Preliminary Proxy Statement and the Current 13D, (hereinafter referred to as “Supplemental Proxy Materials”) disclosing the existence of and allegations of this Complaint and the Karkus Defendants’ response to the material allegations therein moot the claim for relief asserted by the Company.  Simply put, there is nothing more to disclose to shareholders.

A.  Applicable Legal Standards

1.  Section 13(d) Standards

Pursuant to Section 13(d) of the Exchange Act, any person who, directly or indirectly, acquires “beneficial ownership” of more than 5 percent of certain classes of “equity security” is required to file appropriate disclosures with the SEC within ten days of the acquisition. 15 U.S.C. § 78m (d)(1).

Section 13(d) states that “when two or more persons act as a partnership, limited partnership, syndicate, or other group for the purpose of acquiring, holding, or disposing of securities of an issuer, such syndicate or group shall be deemed a ‘person’ for the purposes of this subsection.”  15 U.S.C. § 78m(d)(3).  The SEC has also promulgated Rule 13d-5, which defines beneficial ownership by a “group”:

When two or more persons agree to act together for the purpose of acquiring, holding, voting or disposing of equity securities of an issuer, the group formed thereby shall be deemed to have acquired beneficial ownership, for purposes of sections 13(d) and (g) of the Act, as of the date of such agreement, of all equity securities of that issuer beneficially owned by any such persons.

17 C.F.R. § 240.13d-5(b)(1) (emphasis added).  “Mere relationship, among persons or entities, whether family, personal or business, is insufficient to create a group which is deemed to be a statutory person.”  Scott v. Multi-Amp Corp., 386 F. Supp. 44, 71 (D.N.J. 1974) (citing Texasgulf Inc. v. Canada Development Corp., 366 F. Supp. 374, 403 (S.D. Tex. 1973)).  “There must be agreement to act in concert.”  Id. (citing Texasgulf, 366 F. Supp. at 403).

The goal of 13(d) is to “alert the marketplace to every large, rapid aggregation or accumulation of securities, regardless of technique employed, which might represent a potential shift in corporate control.”  Charming Shoppes Inc. v. Crescendo Partners II, L.P., 557 F. Supp. 2d 621, 624 (E.D. Pa. 2008) (citing IBS Financial Corp. v. Seidman Assocs., 136 F.3d 940, 945-46 (3d Cir. 1998)); see also Treadway Cos. v. Care Corp., 638 F.2d 357, 380 (2d Cir. 1980) (citing GAF Corp. v. Milstein, 453 F.2d 709, 717 (2d Cir. 1971)).

Section 13(d), which was enacted as part of the Williams Act, was intended to provide an issuer and investors with information regarding certain acquisitions of the issuer’s equity securities for the purpose of acquiring control of the issuer. See Filing & Disclosure Requirements Relating to Beneficial Ownership, 43 Fed. Reg. 18484 (Apr. 28, 1978) (citing S. Rep. No. 90-550 (1968); H.R. Rep. No. 90-1711 (1968) (Section 13(d) “was intended to provide information to the public and the affected issuer about rapid accumulations of its equity securities in the hands of persons who would then have the potential to change or influence control of the issuer.”)).

In addition, the proponents of the Williams Act took extreme care to “avoid[] tipping the balance of regulation either in favor of management or in favor of the person making the takeover bid.” H.R. Rep. No. 90-1711, at 2814.  Thus, courts have rebuffed efforts by management to use Section 13(d) as a sword to entrench management rather than a shield to protect investors.  See Treadway Cos., 638 F.2d at 380 (In enacting Section 13(d), “Congress expressly disclaimed an intention to provide a weapon for management to . . . prevent large accumulations of stock . . . .”) (quoting Rondeau v. Mosinee Paper Corp., 422 U.S. 49, 58, 95 S. Ct. 2069, 2076 (1975)); see also Pennwalt Corp. v. Centaur Partners, 1989 U.S. Dist. LEXIS 1363, *13-14 (E.D. Pa. Feb. 10, 1989) (“The use of injunctive relief to thwart a takeover attempt, once the shareholders have a full understanding of the options before them, not only deprives shareholders of their right to make informed decisions, but provides management with a weapon to discourage takeover bids.”).

In addition to being mooted by the Karkus Defendants’ supplemental disclosures, Plaintiff’s § 13(d) claim also fails because the Complaint does not properly allege an agreement between Ligums and the Karkus defendants.  Essentially, Plaintiff asks this Court to enjoin the proxy contest because of prior relationships among some of them and the unfounded (but ultimately irrelevant) assertion that “defendant Ligums played a key role in forming the ‘group.’”  Compl. ¶ 18.  Prior associations, and playing a role in the formation of a group (even if that allegation were supported by facts, which it is not) however, does not meet the requirements of 13(d).  The Complaint certainly states that Ligums has relationships with some of the Karkus defendants—he is a Facebook friend of some of the members of the group, he has had business relationships with some of them in the past related to other entities, and has had discussions in the past related to issues with Quigley’s performance.10  But it lacks any proper, non-conclusory allegation that Ligums actually entered into any agreement with the Karkus Defendants “for the purpose of acquiring, holding, or disposing of” Quigley stock.  See Bell Atlantic Corp. v. Twombly, 550 U.S. 544, 555 (2007) (a complaint must contain more than “labels and conclusions”; rather, the factual allegations in the complaint "must be enough to raise a right to relief above the speculative level."); see also Baraka v. McGreevey, 481 F.3d 187, 195 (3d Cir. 2007) (a court is not bound to accept as true “unsupported conclusions and unwarranted inferences” or “a legal conclusion couched as a factual allegation”).  “Factual allegations must be enough to raise a right to relief above the speculative level,” and “the pleading must contain something more . . . than . . . a statement of facts that merely creates a suspicion [of] a legally cognizable right of action.”  Twombly, 550 U.S. at 555.  As such, the Complaint, measured by the legal standard set forth above, fails to state a claim under § 13(d) for failure to fully disclose the members of the group, and this claim should be dismissed on its face.

10 The Complaint’s discussion of Mr. Ligums has something of an “aha” quality, as though he is a stranger to Quigley corporate management, when nothing could be farther from the case.  As the Complaint reveals, Mr. Ligums is a Quigley shareholder.  Compl. ¶ 5.  Moreover, as the Current Preliminary Proxy Statement discusses, in response to the Complaint’s allegations, when Mr. Karkus wanted to discuss certain matters with Quigley management, he called on Mr. Ligums because of Ligums’ relationship with that management, specifically with Mr. Phillips, the Quigley Executive Vice-President and Chief Operating Officer, to arrange a forum for that discussion.  Exhibit B, p. 27.  Mr. Ligums was, in fact, able to arrange a call with Mr. Phillips, in which Mr. Karkus participated.  Id.  Thus, it is certainly possible that Quigley has a better idea than the Karkus Group of Mr. Ligums’ plans for how he will vote his shares.

2. Section 14A Standards

Section 14(a) of the Exchange Act and Rule 14a-9 promulgated thereunder provide that proxy statements may not contain “any statement which . . . is false or misleading with respect to any material fact . . . .”  17 C.F.R. § 240.14a- 9(a).  For a misstatement or omission to be material “there must be a substantial likelihood that the disclosure of the omitted fact would have been viewed by the reasonable investor as having significantly altered the ‘total mix’ of information made available.”  TSC Indus. v.Northway, 426 U.S. 438, 449, 96 S. Ct. 2126, 2132 (1976); California Public Employees’ Retirement System v. Chubb Corp., 394 F.3d 126, 169 (3d Cir. 2004).

The Schedule 14A is not an isolated filing, but is merely one part of the “total mix of information” available to investors.  United Paperworkers Int’l Union v. Int’l Paper Co., 985 F.2d 1190, 1199 (2d. Cir. 1993) (citing TSC Indus., 426 U.S. at 449, 96 S. Ct. at 2132) (internal quotation marks omitted); Charming, 557 F. Supp. 2d at 628-29.  Shareholders are deemed to have constructive notice of the facts reported in readily available media when such reports feature the subject of the proxy solicitation.  United Paperworkers Int’l, 985 F.2d at 1199.

The increased access to public information due to the “explosion in Internet availability” has enlarged the total mix of information available to shareholders.  In re Keyspan Corp. Sec. Litig., 383 F. Supp. 2d 358, 374 n.6 (E.D.N.Y. 2003).  Therefore, the “total mix of information” includes widely-available news reports as well as knowledge gleaned from public SEC filings.  Id. at 731.

3.  Section 16(a) Standards

Under Section 16(a) of the Exchange Act, the beneficial owner of 10% of any equity security must disclose: (A) “the amount of all equity securities of [an] issuer of which the filing person is the beneficial owner.” 15 U.S.C. § 78p(a)(3).

B. Materiality Standards

The goal of the proxy disclosure laws is to provide shareholders with the material facts sufficient for them to make an informed decision.  See, e.g., CALPERS, 394 F.3d at 168; Charming Shoppes, 557 F. Supp. 2d at 628 (“the purpose of Section 14(a) is to ensure that shareholders make informed decisions”).  Once that goal has been satisfied, there is nothing more for the courts to do.  See Treadway Cos., 638 F.2d 357, 380 (2d Cir. 1980); Charming Shoppes, 557 F. Supp. 2d at 624 n.3.

The materiality threshold is high, and a claim of non-disclosure is only cognizable if there is “a substantial likelihood that the disclosure of the omitted fact would have been viewed by the reasonable investor as having significantly altered the ‘total mix’ of information made available.” TSC Indus., Inc., 426 U.S. at 449 (1976); accord Shapiro v. UJB Fin. Corp., 964 F.2d 272, 281 n.11 (3d Cir. 1992); Lewis v. Chrysler Corp., 949 F.2d 644, 649 (3d Cir. 1991); Charming Shoppes, 557 F. Supp. 2d at 628-29.

Moreover, the Supreme Court has made clear that the materiality threshold cannot be met when an alleged omission relates to subjective motives rather than objective facts.  Assertions concerning the soliciting party’s intentions, motives or plans are “insufficient to satisfy the element of fact that must be established under § 14(a).”  Virginia Bankshares, Inc. v. Sandberg, 501 U.S. 1083, 1096 (1991); Tracinda Corp. v. DaimlerChrysler AG, 502 F.3d 212, 228 (3d Cir. 2007) (“In order to succeed, a 14(a) claim that relies on the undisclosed intent and ‘unclean heart of a director’ must also be accompanied by objective and external evidence of actual misrepresentation.”).

The rationale behind this bright-line rule is straightforward: To hold otherwise would permit disclosure litigation “confined solely to what one skeptical court spoke of as the “impurities” of an “unclean heart.”  See Virginia Bankshares, 501 U.S. at 1096 (citing Stedman v. Storer, 308 F.Supp. 881, 887 (S.D.N.Y. 1969)); see also Tracinda Corp., 502 F.3d at 228. But Rule 14(a) “does not raise a duty of self-accusation; it enforces a duty to refrain from misleading.”  Virginia Bankshares, at 1098 n.7.  Thus, a non-disclosure case is only cognizable if the defendant has made affirmative misrepresentations or omissions of a material fact.  See id. at 1096; Tracinda Corp., 197 F.Supp.2d at 62-63.

C.  Defendants’ Disclosures In The Supplemental Filing Moot the Claims in the Complaint

Where, as here, there has been compliance with the federal securities laws through a supplemental filing, the purpose of the law has been fully served and there is no threat of continuing harm that would justify injunctive relief.  See, e.g., Charming Shoppes, 557 F. Supp. 2d at 528-29 (denying preliminary injunction when corrective disclosures were issued); Bally Total Fitness Holding Corp. v. Liberation Investments, L.P., 2005 U.S. Dist. LEXIS 34897, *4 (D. Del. Dec. 22, 2005) (“if a defendant cures the alleged defects in disclosure, a showing of irreparable harm is precluded . . . ..”); Energy Ventures, Inc. v. Appalachian Co., 587 F.Supp. 734, 743 (D. Del. 1984) (citing Rondeau v. Mosinee Paper Corp., 422 U.S. 49, 59-60 (1975)) (denying a preliminary injunction); accord City Capital Assocs. Ltd. P’Ship v. Interco, Inc., 696 F.Supp. 1551, 1557, 59 (D. Del.), aff’d 860 F.2d 60 (3d Cir. 1988) (denying a preliminary injunction where the defendants made supplemental disclosures revealing the existence of the plaintiff’s action and summarizing the disclosure allegations); Sea Containers Ltd. v. Stena AB, 890 F.2d 1205, 1210-11 (D.C. Cir. 1989) (holding that the annexation of the complaint to a supplemental filing offset “most if not all possible adverse consequences” of a disclosure violation); Condec Corp. v. Farley, 573 F.Supp. 1382, 1386-87 (S.D.N.Y. 1983) (denying a preliminary injunction where the defendant had made a “full recitation” of the plaintiff’s allegations); Avnet, Inc. v. Scope Indus., 499 F.Supp. 1121, 1125-27 (S.D.N.Y. 1980) (denying a preliminary injunction on disclosure violation claims where the disputed facts were disclosed).

Indeed, in cases with facts similar to those present here, the courts have denied injunctive relief and dismissed the entire disclosure action in which such relief was sought. See Vestcom Int’l, Inc. v. Chopra, 114 F.Supp.2d 292, 300, 303 (D.N.J. 2000) (dismissing disclosure action where the defendant subsequently disclosed the existence of the lawsuit and the plaintiff’s allegations); Weeden v. Continental Health Affiliates, Inc., 713 F.Supp. 396, 400 (N.D. Ga. 1989) (granting judgment on the pleadings in defendants’ favor after they amended their disclosures to reveal the parties’ dispute); Howell v. Mgmt. Assistance, Inc., 519 F.Supp. 83 (S.D.N.Y. 1981), aff’d 685 F.2d 424 (2d Cir.), cert. denied, 549 U.S. 862 (1982) (dismissing case in which a preliminary injunction had already been denied because the disputed conduct had been disclosed); Avnet, 499 F.Supp. at 1126 (dismissing disclosure violation claims because the amended disclosures cured any violation).11

11 But see Warner Communications, Inc. v. Murdoch, 581 F. Supp. 1482 (D. Del. 1984) (where defendants attached the adverse allegations in their proxy materials but did not, as here, respond to them in those materials, court refused to dismiss as moot).  As noted in the text, in subsequent cases, where responses were provided, the courts have found mootness.

The recent decision in this circuit, Bally Total Fitness Holding Corp. v. Liberation Investments, L.P., 2005 U.S. Dist. LEXIS 34897 (D. Del. 2005), clearly illustrates the effect of corrective disclosures on injunctive proceedings.  In Bally, the court dismissed a corporation’s request for preliminary injunction against shareholders arising out of a proxy contest.  2005 U.S. Dist. LEXIS 34897, *4-5.  Plaintiff alleged that defendants violated sections 13(d) and 14(a) of the securities laws in their disclosures filed with the SEC.  Id. at *3.  Before the preliminary injunction hearing was scheduled to take place, “Defendants submitted a Revised Preliminary Proxy Statement in which they set forth, verbatim, all of the allegations of insufficient disclosures that Plaintiff had listed. Defendants also included their responses to Plaintiff's allegations.”  Id. (internal citations omitted).  The Court held that defendants’ actions were sufficient to cure any alleged defects and dismissed the preliminary injunction as moot.  Id. at *4-5.

The case currently before this Court involves virtually the same circumstances that were before the court in Bally.  Quigley brought this action to challenge alleged misrepresentations and purported omissions from the Karkus Defendants’ SEC filings.  Although the Karkus Defendants sharply disagree with Quigley’s allegations, they filed the Supplemental Proxy Materials to provide shareholders with all the information concerning this lawsuit and the allegations made by Quigley, specifically responding to the matters raised.

As a result, Quigley cannot now claim that shareholders do not have knowledge of every issue involved in this litigation, whether disputed or not.  That disclosure meets or exceeds what is required by law, and is fully sufficient to moot this proceeding.  Accordingly, Plaintiff’s request for injunctive relief, and in fact, the entire Complaint, should be dismissed.

Quigley cannot avoid dismissal by arguing that they see the facts differently than the way the Karkus Defendants have disclosed them. Even when there is a genuine basis for a plaintiff to dispute the facts — and Quigley has no basis here — a supplemental disclosure which relays the substance of the dispute is all that is required to cure the alleged deficiencies.  Bally, 2005 U.S. Dist. LEXIS 34897 at *4 (“In the context of a motion for preliminary injunction, where there is a good faith dispute as to facts or an alleged legal violation, disclosure of the dispute is sufficient to cure the alleged defects.”) (emphasis added); see also Charming Shoppes, 557 F. Supp. 2d at 628-29; City Capital, 696 F.Supp. at 1556.  There is no need to endorse a plaintiff’s view of the dispute or to admit wrongdoing; the disclosure laws only require a fair presentation of the plaintiff’s allegations.  Vestcom, 114 F. Supp. 2d at 300; City Capital, 696 F.Supp. at 1556; Avnet, 449 F.Supp at 1125.

It is equally clear that Quigley cannot attempt to have its contentions “bootstrapped into a live controversy” on the merits of the disclosures themselves.  Vestcom, 114 F.Supp.2d at 300; see also Avnet, 499 F.Supp. at 1125 “It should be noted that the . . . cases [do] not require the offerors to actually resolve [their] opposing arguments . . . .”). The purpose of the securities laws is to ensure disclosure of all material facts to the shareholders — not to determine the merits of collateral questions or to provide an indirect mechanism for litigating a defendant’s putative “sins.”  See TSC Indus., Inc., 426 U.S. at 448; Crane Co. v. Westinghouse Air Brake Co., 419 F.2d 787, 795 (2d Cir. 1969).

The courts have held that when it is clear that investors were otherwise notified of information allegedly omitted from the soliciting party’s proxy, there can been no actionable disclosure violation in that regard. See Seibert v. Sperry Rand Corp., 586 F.2d 949, 952 (2d Cir. 1978) (no disclosure violation where allegedly omitted information was available to shareholders in the public domain); Charming Shoppes, 557 F. Supp. 2d at 628-29 (no disclosure violation when facts regarding the allegedly omitted information were disclosed in definitive proxy).

In summary, the operative inquiry at this point is whether the Supplemental Proxy Materials disclose Quigley’s allegations and the definitive responses of the Karkus Defendants.  There can be no question that they do.  The investing public has the information needed to make an informed choice, and it is there, not in a courtroom, that the choice needs to be made.

D.  Expedited Discovery Is Inappropriate and Should be Denied.

Under the circumstances of this case, there is no basis for granting a request by Plaintiff for expedited discovery.  In addition to the fact that this action is moot, the Private Securities Litigation Reform Act of 1995 (“PSLRA”) also imposes an automatic stay of discovery in a securities law case when a motion to dismiss is pending.

The PSLRA provides that “in any private action arising under this title, all discovery and other proceedings shall be stayed during the pendency of any motion to dismiss, unless the court finds upon the motion of any party that particularized discovery is necessary to preserve evidence or to prevent undue prejudice to that party.”  15 U.S.C. § 78u-4(b)(3)(B); see also Winer Family Trust v. Queen, 2004 U.S. Dist. LEXIS 1825, at *4 (E.D. Pa. Feb. 6, 2004).12

CONCLUSION

In conclusion, all of the information which the Company complains was not disclosed is now in the “marketplace.”  What is left for this Court is to dismiss this action and allow shareholders, including the Defendants, to exercise their rights to decide the issue by permitting the Defendants to solicit proxies and vote at the upcoming May 20, 2009 Shareholder’s Meeting, as that is the proper forum for this dispute.  Only in this way can there be some semblance of a balanced contest between, on the one hand, the entrenched incumbents – with their head start and their other inherent advantages – and, on the other hand, the self-funded, non-insider Karkus Defendants as the latter seek to bring the real issues of this proxy contest – poor corporate performance and the payment of grossly excessive compensation to insiders – to the attention of the company’s shareholders.

12 The only possible applicable exception here might be the “undue prejudice” exception, but by reason of the disclosures that have been made that exception is not applicable.

For all the foregoing reasons, this Court should find that Quigley’s Complaint is now moot, dismiss this Action, and grant such other and further relief as it deems appropriate.

REED SMITH LLP

s/John F. Smith, III
John F. Smith, III
Amy J. Greer
Alexis G. Cocco
2500 One Liberty Place
1650 Market Street
Philadelphia, PA 19103
(215) 851-8100

Of Counsel:

Herbert F. Kozlov
Lawrence J. Reina
REED SMITH LLP
499 Lexington Avenue
New York, NY 10022

Counsel for Defendants Ted Karkus,
Mark Burnett, John DeShazo,
Louis Gleckel and Mark Leventhal

Dated:  April 29, 2009

CERTIFICATE OF SERVICE

I hereby certify that on this 29th day of April, 2009, I caused to be filed the foregoing Motion to Dismiss of Defendants Ted Karkus, Mark Burnett, John DeShazo, Louis Gleckel and Mark Leventhal and that said Motion is available for viewing and retrieval on the Court’s ECF system.

/s John F. Smith, III
John F. Smith, III